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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated January 30, 2005, relating to the financial statements and financial highlights appearing in the December 31, 2004 Annual Report to Shareholders of Vanguard Bond Index Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Philadelphia, PA

April 14, 2005